Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors
Bank of Hawaii

We have examined management's assertion, included in the accompanying Report of
Management, that Bank of Hawaii (the "Company") complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform
Single Attestation Program for Mortgage Bankers ("USAP") for the year ended
December 31, 2004. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about Bank of Hawaii's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by
The American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the aforementioned requirements for the year ended December 31, 2004 is fairly stated, in all material respects.

Ernst & Young LLP

Honolulu, Hawaii
March 21, 2005